Exhibit 3.1

AMENDMENT TO THE SECOND AMENDED AND RESTATED MEMORANDUM AND ARTICLES
OF ASSOCIATION OF DRUGS MADE IN AMERICA ACQUISITION CORP.

SPECIAL RESOLUTION OF THE SHAREHOLDERS OF THE COMPANY

RESOLVED, AS A SPECIAL RESOLUTION, THAT the Second Amended and Restated Memorandum and Articles of Association of the Company be amended as follows:

Article 48.7 shall be deleted in its entirety and replaced by the following:

48.7 In the event that the Company does not consummate a Business Combination by April 29, 2027 by depositing $0.02 per non-redeemed Public Share into the Trust Account each month until April 29, 2027, or such later time as the Members may approve in accordance with the Articles, the Company shall:

Article 48.8 (a) shall be deleted in its entirety and replaced by the following:

48.8 In the event that any amendment is made to the Articles:

(a) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100% of the Public Shares if the Company does not consummate a Business Combination by April 29, 2027 by depositing the lesser of $300,000 or $0.04 per non-redeemed Public Share into the Trust Account each month until April 29, 2027; or